FOR IMMEDIATE RELEASE

Contact:

CannaSys, Inc.

Patrick G. Burke

Chief Executive Officer

Tel:  720.724.7515

Email: patrick.burke@cannasys.com

Web:  www.cannasys.com

CannaSys Releases Version 1 of Citizen Toke Platform

Citizen Toke Makes Strategic Addition in Platform Functionality to Include Loyalty Services and Premium Placement Blasts.

DENVER, December 20, 2017 – CannaSys, Inc. (OTC QB: MJTK) (“CannaSys”), a marketing, branding, and technology company, announced the full release of the Citizen Toke platform, empowering select partners to create and send live deals to the Citizen Toke user base.

“We are very excited to be moving out of our beta stage into the first fully functional version of the Citizen Toke platform. We feel that we have successfully proven the viability and scalability of Citizen Toke for the cannabis industry as an equal opportunity marketing platform for cannabis retailers and brands to reach potential new customers through one of the most highly engaging digital channels in the world, SMS,” noted Patrick Burke, CEO of CannaSys.

In addition to the live blast functionality of the platform, Citizen Toke has included loyalty SMS service and premium placement blast service. Loyalty services will be provided to dispensaries free of charge to reach phone numbers they already have collected, while premium blasts will be pre-programmed ‘timed’ blasts that are sent when a new user becomes active on the Citizen Toke platform. Premium placement slots are available at 5 minutes, 1 hour, 24 hours, 48 hours, and 72 hours from user activation will be the first messages a user receives and may be adjusted to fit market needs.

“Providing loyalty SMS services for free is a radical departure from the industry standard. However, we see SMS as the largest social platform in the world. Other platforms, such as Twitter, Instagram, and Facebook, do not charge companies to reach their followers – loyal customers – but rather, only charge to reach new customers. We are shifting SMS in the cannabis industry towards this paradigm,” explained Ben Tyson, CEO of BetaKillers and Director of CannaSys.

CannaSys firmly believes that cannabis becomes commoditized quickly as markets develop, and users, as a result, become more concerned with price, quality, and convenience than the brand of the retailer. Retailers that use our free loyalty service give their users the option to opt into the full Citizen Toke platform. If that user opts into the full platform, other products and brands can send marketing messages to that user through the flagship product, Citizen Toke blasts. In this way, retailers can become marketing intermediaries for user acquisition. In exchange, retailers receive unprecedented data to make their companies more valuable and competitive in the cannabis ecosystem.

Citizen Toke offers exclusive, instant, location-based, gamified promotions for cannabis retailers looking to more intimately connect with their consumers directly through SMS. Citizen Toke is an efficient means for retail centers to communicate exclusive promotions to their consumers and to extend brand awareness to current and potentially new customers. More details on the technology and business plan of Citizen Toke can be found at http://citizentoke.com/investors/CitizenToke_WhitePaper.pdf.

CannaSys and its board and senior management remain committed to creating long-term shareholder value and will provide timely updates to shareholders as they occur.

About CannaSys, Inc.

CannaSys is a technology solutions, marketing, and branding company. Its core products are delivered “software as a service” to facilitate point-of-purchase transactions and customer relationship marketing solutions. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market. For more information, please visit www.cannasys.com and www.citizentoke.com.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys’s dependence on third-party suppliers, and other risks detailed from time to time in CannaSys’s periodic reports filed with the U.S. Securities and Exchange Commission.